Exhibit 99.1

MULTI-COLOR CORPORATION REPORTS FOURTH QUARTER AND

FISCAL YEAR 2004 RESULTS

CINCINNATI, OHIO, May 6, 2004 – Multi-Color Corporation (NASDAQ: LABL) announced fiscal year 2004 fourth quarter and full year results for the period ending March 31, 2004. The Company generated record revenue of $127 million; a 28% increase over the prior year. Organic revenue growth accounted for over 40% of the top line double-digit increase.

“Excellent volume increases within our Packaging Services division coupled with good growth in our core label business fueled an overall 11% organic growth rate this year,” stated Frank Gerace, President and CEO of Multi-Color Corporation. Acquisitions accounted for the remaining growth in revenue.

Reported net income rose during FY 2004 to $6.5 million from $6.3 million in the prior year. Excluding a one-time pre-tax $1.1 million asset impairment loss and plant closure costs, net income increased 14% from 2003.

“The costs associated with the closure of our Las Vegas facility put a damper on what would have been a spectacular year. With this behind us, we can re-focus our attention on driving bottom line earnings growth through aggressive sales performance, cost reductions and operational excellence,” continued Gerace.

Details of the fiscal year 2004 include:

•	Sales Revenue jumped 28% to a record $127 million.

•	Net Income grew 3% to $6.5 million. Excluding a one-time $1.1 million asset impairment loss and plant closure costs, net income increased 14% from 2003.

•	Diluted Earnings Per Share (EPS) at $.99 per share equals the previous year. Excluding impairment losses and closure costs, diluted EPS were $1.09, up 10% from a year ago.

•	Shareholder Equity increased 30% to $ 33.0 million.

(Note: The Company announced on December 5, 2003 that it expected to record total charges of $1.2 million in connection with a manufacturing consolidation plan, with $700,000 to be recorded in FY 2004. In fact, total charges amounted to $1.1 million and were fully recorded in FY 2004).

“Customers continue to value our complete line of decorating solutions and packaging services and reward us with more of their business. In fact, we achieved sales growth in all product categories, with in-mold, pressure sensitive, shrink sleeve, heat transfer and packaging services all exceeding industry growth rates, “ stated Gerace.

MCC 4th Qtr./Year End Earnings

May 6, 2004

Significant Company highlights from FY 2004 also include:

•	Purchased the heat transfer label business from Tennessee-based International Playing Card and Label Co. Inc. in July 2003.

•	Named Ohio’s Best Long-term Investment by the Cleveland Plain Dealer’s annual “Plain Dealer 100” report in July 2003.

•	Rated the 7th Most Up And Coming Company on Forbes Magazine’s 200 Best Small Companies list in October 2003.

•	Announced a 3 for 2 stock split in November 2003, effective December 2003.

•	Share value appreciation of 77% during the fiscal year.

Multi-Color reported the following results for the fourth quarter of fiscal year 2004:

•	Sales Revenue grew 16% to $ 33.3 million.

•	Gross margins at 18.4% continued to be below the same period last year, primarily due to costs related to the final quarter of operating the Las Vegas facility.

•	Income taxes were reduced to an annual rate of 37.5% due to tax savings from state tax credits.

•	Net Income at $1.6 million included a pre-tax $.9 million charge for plant closure costs. Excluding those costs, net income was up 9% from 2003.

•	Diluted EPS at $.24 per share also included the above-mentioned charges. Excluding these charges, diluted EPS rose to $.32, up 7% from a year ago.

“Notwithstanding this past year’s challenges, Multi-Color increased earnings for the sixth consecutive year and continued to execute its growth strategy, both organically and through selective acquisitions,” Gerace commented. “Looking to the future, we remain confident regarding the long term growth and earnings prospects of the Company,” concluded Gerace.

The Company also announced its Annual Shareholders’ Meeting will be held in Cincinnati, Ohio on August 19, 2004 at the Queen City Club, 331 E. Fourth Street at 10:30 a.m. Eastern Time.

Fourth Quarter and Fiscal Year 2004 Results Conference Call and Webcast

The Company will hold a conference call on May 6, 2004 at 11:00 a.m. (ET) to discuss the press release. For access to the conference call, please dial 1-800-299-7089 (code 46201388) by 10:45 a.m. (ET). A replay of the conference call will be available from 1:00 p.m. (ET) on May 6, 2004 until midnight (ET) on May 13, 2004 at 1-888-286-8010 (code 94471748). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at www.multicolorcorp.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

About Multi-Color (http://www.multicolorcorp.com)

Cincinnati, Ohio based Multi-Color Corporation is a premier global resource of cost-effective and innovative decorating solutions and packaging services to consumer product and food and beverage companies, national retailers and container manufacturers worldwide. Multi-Color is the world’s largest producer of both in-mold labels (IMLs) and heat transfer labels (HTLs), and a major manufacturer of high-end pressure sensitive labels and shrink sleeves. The Company’s Packaging Services Division, Quick Pak, is a leading provider of promotional packaging,

MCC 4th Qtr./Year End Earnings

May 6, 2004

assembly and fulfillment services. Multi-Color has six manufacturing locations in the United States. Its products are shipped to more than 250 customers in the U.S., Canada, Mexico, Central and South America, and Asia.

Safe Harbor Statement

Forward looking statements in this release including, without limitations, statements relating to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; the ability to integrate acquisitions; the success of its significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; availability, terms and development of capital; availability of raw materials; business abilities and judgement of personnel; changes in, or the failure to comply with, government regulations, and other factors. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

Dawn H. Bertsche

Chief Financial Officer

Multi-Color Corporation

(513) 345-1108

dbertsche@mcclabel.com

Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data)

	Three Months Ended		Twelve Months Ended
	Mar 31, 2004	Mar 31, 2003	Mar 31, 2004	Mar 31, 2003
Net Sales	$33,256	$28,604	$126,961	$99,560
Cost of Goods Sold	27,150	22,857	103,688	80,332

Gross Profit	6,106	5,747	23,273	19,228
Selling, General & Admin	2,617	2,135	10,172	7,335
Impairment Loss/Closure Costs	858	—	1,096	—

Operating Income	2,631	3,612	12,005	11,893
Other Expense	285	59	520	213
Interest Expense	150	362	1,077	1,391

Income before taxes	2,196	3,191	10,408	10,289
Provision for taxes	600	1,231	3,902	3,954

Net Income	$1,596	$1,960	$6,506	$6,335

Basic Earnings Per Share	$0.26	$0.33	$1.08	$1.10
Diluted Earnings Per Share	$0.24	$0.30	$0.99	$0.99

	Selected Balance Sheet Information
	(in 000’s)
	Mar 31, 2004	Mar 31, 2003
Current Assets	$26,461	$23,058
Total Assets	$72,447	$67,378
Current Liabilities	$18,578	$16,134
Total Liabilities	$39,478	$42,103
Stockholder’s Equity	$32,969	$25,275
Total Debt	$21,475	$27,883

For more information, please contact:

Dawn H. Bertsche

Chief Financial Officer

Multi-Color Corporation

(513) 345-1108

dbertsche@mcclabel.com